Exhibit 10.3
Commercial Paper Dealer Agreement
4(2) PROGRAM; GUARANTEED
among
Weatherford International Ltd., as Issuer
Weatherford International, Inc., as Guarantor
and
Goldman, Sachs & Co., as Dealer
Concerning Notes to be issued pursuant to an Issuing
and Paying Agency Agreement dated as of October 25, 2005
between the Issuer, the Guarantor and
JPMorgan Chase Bank, N.A.
Dated as of
October 25, 2005

Commercial Paper Dealer Agreement
4(2) Program; Guaranteed
This agreement (the “Agreement”) sets forth the understandings among the Issuer, the Guarantor and the Dealer, each named on the cover page hereof, in connection with the issuance and sale by the Issuer of its short-term promissory notes (the “Notes”) through the Dealer.
The Guarantor has agreed unconditionally and irrevocably to guarantee payment in full of the principal of and interest (if any) on all such Notes of the Issuer, pursuant to a guarantee, dated the date hereof, in the form of Exhibit D hereto (the “Guarantee”).
Certain terms used in this Agreement are defined in Section 6 hereof.
The Addendum to this Agreement, and any Annexes or Exhibits described in this Agreement or such Addendum, are hereby incorporated into this Agreement and made fully a part hereof.
1.	Offers, Sales and Resales of Notes.
1.1	While (i) the Issuer has and shall have no obligation to sell the Notes to the Dealer or to permit the Dealer to arrange any sale of the Notes for the account of the Issuer, and (ii) the Dealer has and shall have no obligation to purchase the Notes from the Issuer or to arrange any sale of the Notes for the account of the Issuer, the parties hereto agree that in any case where the Dealer purchases Notes from the Issuer, or arranges for the sale of Notes by the Issuer, such Notes will be purchased or sold by the Dealer in reliance on the representations, warranties, covenants and agreements of the Issuer and the Guarantor contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein.

1.2	So long as this Agreement shall remain in effect, and in addition to the limitations contained in Section 1.7 hereof, neither the Issuer nor the Guarantor shall, without the consent of the Dealer, offer, solicit or accept offers to purchase, or sell, any Notes except (a) in transactions with one or more dealers which may from time to time after the date hereof become dealers with respect to the Notes by executing with the Issuer and the Guarantor one or more agreements which contain provisions substantially identical to those contained in Section 1 of this Agreement, of which the Issuer and the Guarantor hereby undertakes to provide the Dealer prompt notice or (b) in transactions with the other dealers listed on the Addendum hereto, which are executing agreements with the Issuer and the Guarantor which contain provisions substantially identical to Section 1 of this Agreement contemporaneously herewith. In no event shall the Issuer or the Guarantor offer, solicit or accept offers to purchase, or sell, any Notes directly on its own behalf in transactions with persons other than broker-dealers as specifically permitted in this Section 1.2.

1.3	The Notes shall be in a minimum denomination of $250,000 or integral multiples of $1,000 in excess thereof, will bear such interest rates, if interest bearing, or will be sold at such discount from their face amounts, as shall be agreed upon by the Dealer and the Issuer, shall have a maturity not exceeding 397 days from the date of issuance and may have such terms as are specified in Exhibit C hereto or

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the Private Placement Memorandum. The Notes shall not contain any provision for extension, renewal or automatic “rollover.”

1.4	The authentication and issuance of, and payment for, the Notes shall be effected in accordance with the Issuing and Paying Agency Agreement, and the Notes shall be either individual physical certificates or book-entry notes evidenced by one or more master notes (each, a “Master Note”) registered in the name of The Depository Trust Company (“DTC”) or its nominee, in the form or forms annexed to the Issuing and Paying Agency Agreement.

1.5	If the Issuer and the Dealer shall agree on the terms of the purchase of any Note by the Dealer or the sale of any Note arranged by the Dealer (including, but not limited to, agreement with respect to the date of issue, purchase price, principal amount, maturity and interest rate or interest rate index and margin (in the case of interest-bearing Notes) or discount thereof (in the case of Notes issued on a discount basis), and appropriate compensation for the Dealer’s services hereunder) pursuant to this Agreement, the Issuer shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agency Agreement and payment for such Note shall be made by the purchaser thereof, either directly or through the Dealer, to the Issuing and Paying Agent, for the account of the Issuer. Except as otherwise agreed, in the event that the Dealer is acting as an agent and a purchaser shall either fail to accept delivery of or make payment for a Note on the date fixed for settlement, the Dealer shall promptly notify the Issuer, and if the Dealer has theretofore paid the Issuer for the Note, the Issuer will promptly return such funds to the Dealer (i) against its return of the Note to the Issuer, in the case of a certificated Note, and upon notice of such failure in the case of a book-entry Note, and (ii) upon the Dealer’s request to return such funds. If such failure occurred for any reason other than default by the Dealer, the Issuer and the Guarantor agree, jointly and severally, to reimburse the Dealer on a reasonable basis for the Dealer’s loss of the use of such funds for the period such funds were credited to the Issuer’s account.

1.6	The Dealer, the Issuer and the Guarantor hereby establish and agree to observe the following procedures in connection with offers, sales and subsequent resales or other transfers of the Notes:
(a)	Offers and sales of the Notes by or through the Dealer shall be made only to: (i) investors reasonably believed by the Dealer to be Qualified Institutional Buyers, Institutional Accredited Investors or Sophisticated Individual Accredited Investors and (ii) non-bank fiduciaries or agents that will be purchasing Notes for one or more accounts, each of which is reasonably believed by the Dealer to be an Institutional Accredited Investor or Sophisticated Individual Accredited Investor.

(b)	Resales and other transfers of the Notes by the holders thereof shall be made only in accordance with the restrictions in the legend described in clause (e) below.

(c)	No general solicitation or general advertising shall be used in connection with the offering of the Notes. Without limiting the generality of the foregoing, without the prior written approval of the Dealer (which will

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not be unreasonably withheld, delayed or conditioned), neither the Issuer nor the Guarantor shall issue any press release, unless required by law, regulation or rule applicable to the Issuer or the Guarantor, or place or publish any “tombstone” or other advertisement relating to the Notes.

(d)	No sale of Notes to any one purchaser shall be for less than $250,000 principal or face amount, and no Note shall be issued in a smaller principal or face amount. If the purchaser is a non-bank fiduciary acting on behalf of others, each person for whom such purchaser is acting must purchase at least $250,000 principal or face amount of Notes.

(e)	Offers and sales of the Notes by the Issuer through the Dealer acting as agent for the Issuer shall be made in accordance with Rule 506 under the Securities Act, and shall be subject to the restrictions described in the legend appearing on Exhibit A hereto. A legend substantially to the effect of such Exhibit A shall appear as part of the Private Placement Memorandum used in connection with offers and sales of Notes hereunder, as well as on each individual certificate representing a Note and each Master Note representing book-entry Notes offered and sold pursuant to this Agreement.

(f)	The Dealer shall furnish or shall have furnished to each purchaser of Notes for which it has acted as the dealer a copy of the then-current Private Placement Memorandum unless such purchaser has previously received a copy of the Private Placement Memorandum as then in effect. The Private Placement Memorandum shall expressly state that any person to whom Notes are offered shall have an opportunity to ask questions of, and receive information from the Issuer, the Guarantor and the Dealer and shall provide the names, addresses and telephone numbers of the persons from whom information regarding the Issuer and the Guarantor may be obtained.

(g)	The Issuer and the Guarantor, jointly and severally, agree for the benefit of the Dealer and each of the holders and prospective purchasers from time to time of the Notes that, if at any time the Issuer and the Guarantor shall not be subject to Section 13 or 15(d) of the Exchange Act, the Issuer and the Guarantor will furnish, upon request and at their expense, to the Dealer and to holders and prospective purchasers of Notes information required by Rule 144A(d)(4)(i) in compliance with Rule 144A(d).

(h)	In the event that any Note offered or to be offered by the Dealer would be ineligible for resale under Rule 144A, the Issuer shall immediately notify the Dealer (by telephone, confirmed in writing) of such fact and shall promptly prepare and deliver to the Dealer an amendment or supplement to the Private Placement Memorandum describing the Notes that are ineligible, the reason for such ineligibility and any other relevant information relating thereto.

(i)	The Issuer and the Guarantor represent that neither the Issuer nor the Guarantor is currently issuing commercial paper in the United States

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market in reliance upon the exemption provided by Section 3(a)(3) of the Securities Act. The Issuer and the Guarantor agree that, if the Issuer or the Guarantor shall issue commercial paper after the date hereof in reliance upon such exemption (a) the proceeds from the sale of the Notes will be segregated from the proceeds of the sale of any such commercial paper by being placed in a separate account; (b) the Issuer and the Guarantor will institute appropriate corporate procedures to ensure that the offers and sales of notes issued by the Issuer or the Guarantor, as the case may be, pursuant to the Section 3(a)(3) exemption are not integrated with offerings and sales of Notes hereunder; and (c) the Issuer and the Guarantor will comply with each of the requirements of Section 3(a)(3) of the Securities Act in selling commercial paper or other short-term debt securities other than the Notes in the United States.
1.7	Each of the Issuer and the Guarantor hereby represents and warrants to the Dealer, in connection with offers, sales and resales of Notes, as follows:
(a)	The Issuer and the Guarantor hereby confirm to the Dealer that (except as permitted by Section 1.6(i)) within the preceding six months neither the Issuer nor the Guarantor nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof acting on behalf of the Issuer or the Guarantor has offered or sold any Notes, or any substantially similar security of the Issuer or the Guarantor (including, without limitation, medium-term notes issued by the Issuer or the Guarantor), to, or solicited offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof. The Issuer and the Guarantor also agree that (except as permitted by Section 1.6(i)), as long as the Notes are being offered for sale by the Dealer and the other dealers referred to in Section 1.2 hereof as contemplated hereby and until at least six months after the offer of Notes hereunder has been terminated, neither the Issuer nor the Guarantor nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof (except as contemplated by Section 1.2 hereof) will offer the Notes or any substantially similar security of the Issuer for sale to, or solicit offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof, it being understood that such agreement is made with a view to bringing the offer and sale of the Notes within the exemption provided by Section 4(2) of the Securities Act and Rule 506 thereunder and shall survive any termination of this Agreement. Each of the Issuer and the Guarantor hereby represents and warrants that it has not taken or omitted to take, and will not take or omit to take, any action that would cause the offering and sale of Notes hereunder to be integrated with any other offering of securities, whether such offering is made by the Issuer or the Guarantor.

(b)	The Issuer represents and agrees that the proceeds of the sale of the Notes are not currently contemplated to be used for the purpose of buying, carrying or trading securities within the meaning of Regulation T and the interpretations thereunder by the Board of Governors of the Federal Reserve System. In the event that the Issuer determines to use

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such proceeds for the purpose of buying, carrying or trading securities, whether in connection with an acquisition of another company or otherwise, the Issuer shall give the Dealer at least five business days’ prior written notice to that effect. The Issuer shall also give the Dealer prompt notice of the actual date that it commences to purchase securities with the proceeds of the Notes. Thereafter, in the event that the Dealer purchases Notes as principal and does not resell such Notes on the day of such purchase, to the extent necessary to comply with Regulation T and the interpretations thereunder, the Dealer will sell such Notes either (i) only to offerees it reasonably believes to be Qualified Institutional Buyers or to Qualified Institutional Buyers it reasonably believes are acting for other Qualified Institutional Buyers, in each case in accordance with Rule 144A or (ii) in a manner which would not cause a violation of Regulation T and the interpretations thereunder.
2.	Representations and Warranties of the Issuer and the Guarantor.
Each of the Issuer and the Guarantor represents and warrants as to itself that:
2.1	The Issuer is an exempted company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite corporate power and authority to execute, deliver and perform its obligations under the Notes, this Agreement and the Issuing and Paying Agency Agreement.

2.2	The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite corporate power and authority to execute, deliver and perform its obligations under the Guarantee, this Agreement and the Issuing and Paying Agency Agreement.

2.3	This Agreement and the Issuing and Paying Agency Agreement have been duly authorized, executed and delivered by the Issuer and the Guarantor and constitute legal, valid and binding obligations of the Issuer and the Guarantor enforceable against the Issuer and the Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.4	The Notes have been duly authorized by the Issuer, and when issued and delivered as provided in the Issuing and Paying Agency Agreement, will be duly and validly issued and delivered by, and will constitute legal, valid and binding obligations of, the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.5	The Guarantee has been duly authorized by the Guarantor, and when the Notes have been issued and delivered as provided in the Issuing and Paying Agency Agreement, will be duly executed and delivered by, and constitute the legal, valid and binding obligation of, the Guarantor, enforceable against the Guarantor in

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accordance with its terms subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.6	The offer and sale of the Notes and the Guarantee in the manner contemplated hereby do not require registration of the Notes or the Guarantee under the Securities Act, pursuant to the exemption from registration contained in Section 4(2) thereof, and no indenture in respect of the Notes or the Guarantee is required to be qualified under the Trust Indenture Act of 1939, as amended.

2.7	The Notes and the Guarantee will rank at least pari passu with all other unsecured and unsubordinated indebtedness of the Issuer and the Guarantor, respectively.

2.8	Assuming the offer and sale of the Notes in the manner contemplated hereby, no consent or action of, or filing or registration with, any governmental or public regulatory body or authority, including the SEC, is required to be obtained or made by the Issuer or the Guarantor, as applicable, under any statute or regulation applicable to either of them to authorize their respective execution, delivery or performance of this Agreement, the Notes, the Guarantee or the Issuing and Paying Agency Agreement except as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

2.9	Neither the execution and delivery of this Agreement, the Guarantee and the Issuing and Paying Agency Agreement, nor the issuance of the Notes in accordance with the Issuing and Paying Agency Agreement, nor the fulfillment of or compliance with the terms and provisions hereof or thereof by the Issuer or the Guarantor, will (i) result, pursuant to the express provisions of any agreement to which it is a party, in the creation or imposition of any consensual mortgage, lien or similar encumbrance upon any of the properties or assets of the Issuer or the Guarantor, or (ii) violate or result in a breach of or a default under, as the case may be, any of the terms of the respective charter documents or by-laws or comparable governance documents of the Issuer or the Guarantor, any contract or instrument to which the Issuer or the Guarantor is a party or by which it or its property is bound, or any statutory law or regulation, or any order, writ, injunction or decree of any court or government instrumentality, to which the Issuer or the Guarantor is subject or by which it or its property is bound, which violation, breach or default would reasonably be expected to have a material adverse effect on the financial condition or operations of the Issuer or the Guarantor and its consolidated subsidiaries taken as a whole or the ability of the Issuer or the Guarantor to perform its obligations under this Agreement, the Notes, the Guarantee or the Issuing and Paying Agency Agreement, as the case may be.

2.10	Except as disclosed in the Company Information or to the Dealer, there is no litigation or governmental proceeding pending, or to the knowledge of the Issuer or the Guarantor overtly threatened in writing, against or affecting the Issuer or the Guarantor or any of its subsidiaries which would reasonably be expected to result in a material adverse change in the financial condition or operations of the

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Issuer or the Guarantor and its consolidated subsidiaries taken as a whole or the ability of the Issuer or the Guarantor to perform its obligations under this Agreement, the Notes, the Guarantee or the Issuing and Paying Agency Agreement, as the case may be.

2.11	Neither the Issuer nor the Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.12	Neither the Private Placement Memorandum nor the Company Information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading provided that neither the Issuer nor the Guarantor makes any representation or warranty as to the Dealer Information.

2.13	Each (a) issuance of Notes by the Issuer hereunder and (b) amendment or supplement of the Private Placement Memorandum shall be deemed a representation and warranty by each of the Issuer and the Guarantor to the Dealer, as of the date thereof, that, both before and after giving effect to such issuance and after giving effect to such amendment or supplement, (i) the representations and warranties given by the Issuer and the Guarantor set forth in this Section 2 remain true and correct on and as of such date as if made on and as of such date, (ii) in the case of an issuance of Notes, the Notes being issued on such date have been duly and validly issued and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and are guaranteed pursuant to the Guarantee, (iii) in the case of an issuance of Notes, since the date of the most recent Private Placement Memorandum, there has been no material adverse change in the financial condition or operations of the Issuer or the Guarantor and its consolidated subsidiaries taken as a whole which has not been disclosed in Company Information and (iv) neither the Issuer nor the Guarantor is in default of any of its obligations hereunder or under the Notes, the Guarantee or the Issuing and Paying Agency Agreement.
3.	Covenants and Agreements of the Issuer and the Guarantor.
Each of the Issuer and the Guarantor covenants and agrees as to itself that:
3.1	The Issuer and the Guarantor will give the Dealer prompt notice (but in any event prior to any subsequent issuance of Notes hereunder) of any amendment to or other modification of, or waiver with respect to, the Notes, the Guarantee or the Issuing and Paying Agency Agreement, including a complete copy of any such amendment, modification or waiver.

3.2	The Issuer and the Guarantor shall, whenever there shall occur any change in the financial condition or operations of the Issuer or the Guarantor and its consolidated subsidiaries taken as a whole or any development or occurrence involving the Issuer or the Guarantor that would reasonably be expected to have a material adverse effect on the Issuer or the Guarantor and its consolidated

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subsidiaries taken as a whole (including any downgrading or receipt of any written notice of intended or potential downgrading or any review for potential downgrading in the rating accorded any of the securities of the Issuer or the Guarantor by any nationally recognized statistical rating organization which has published a rating of the Notes), promptly, and in any event prior to any subsequent issuance of Notes hereunder, notify the Dealer (by telephone, confirmed in writing) of such change, development or occurrence.

3.3	The Issuer and the Guarantor shall from time to time furnish to the Dealer such information as the Dealer may reasonably request, including, without limitation, any press releases or material provided by the Issuer or the Guarantor to any national securities exchange or rating agency, regarding (i) the operations and financial condition of the Issuer or the Guarantor, (ii) the due authorization and execution of the Notes and the Guarantee, (iii) the Issuer’s ability to pay the Notes as they mature and (iv) the Guarantor’s ability to fulfill its obligations under the Guarantee.

3.4	The Issuer and the Guarantor will take all such action as the Dealer may reasonably request to ensure that each offer and each sale of the Notes will comply with any applicable state Blue Sky laws; provided, however, that neither the Issuer nor the Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

3.5	Neither the Issuer nor the Guarantor will be in default of any of its obligations hereunder or under the Notes, the Guarantee or the Issuing and Paying Agency Agreement, at any time that any of the Notes are outstanding.

3.6	The Issuer shall not issue Notes hereunder until the Dealer shall have received (a) opinions of counsel to the Issuer and the Guarantor, addressed to the Dealer, in form and substance reasonably satisfactory to the Dealer, (b) a copy of the executed Issuing and Paying Agency Agreement as then in effect, (c) a copy of the executed Guarantee, (d) a copy of the resolutions adopted by the Boards of Directors of the Issuer and the Guarantor, in form and substance reasonably satisfactory to the Dealer and certified by the Secretary or similar officer of the Issuer or the Guarantor, as the case may be, authorizing execution and delivery by the Issuer and the Guarantor of this Agreement, the Issuing and Paying Agency Agreement, the Guarantee and the Notes, as the case may be, and consummation by the Issuer and the Guarantor of the transactions contemplated hereby and thereby, (e) prior to the issuance of any book-entry Notes represented by a Master Note registered in the name of DTC or its nominee, a copy of the executed Letter of Representations among the Issuer, the Guarantor, the Issuing and Paying Agent and DTC and of the executed Master Note, (f) prior to the issuance of any Notes in physical form, a copy of such form (unless attached to this Agreement or the Issuing and Paying Agency Agreement) and (g) such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.

3.7	The Issuer and the Guarantor, jointly and severally, shall reimburse the Dealer for all of the Dealer’s reasonable out-of-pocket expenses related to this

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Agreement, including expenses incurred in connection with its preparation and negotiation, and the transactions contemplated hereby (including, but not limited to, the printing and distribution of the Private Placement Memorandum), and, if applicable, for the reasonable fees and out-of-pocket expenses of the Dealer’s counsel.
The performance or compliance by the Issuer of any several obligation of the Guarantor under this Section 3 or any other Section of this Agreement shall also be deemed to constitute performance or compliance, as applicable, thereof by the Guarantor, and the performance or compliance by the Guarantor of any several obligation of the Issuer under this Section 3 or any other Section of this Agreement shall also be deemed to constitute performance or compliance, as applicable, thereof by the Issuer.
4.	Disclosure.
4.1	The Private Placement Memorandum and its contents (other than the Dealer Information) shall be the sole responsibility of the Issuer and the Guarantor. The Private Placement Memorandum shall contain a statement expressly offering an opportunity for each prospective purchaser to ask questions of, and receive answers from, the Issuer and the Guarantor concerning the offering of Notes and to obtain relevant additional information which the Issuer possesses or can acquire without unreasonable effort or expense.

4.2	Each of the Issuer and the Guarantor agrees to promptly furnish the Dealer the Company Information as it becomes available; provided, however, to the extent any Company Information is included in materials otherwise filed by the Issuer or the Guarantor with the SEC, such information shall be deemed to have been promptly furnished to the Dealer on the date that such information is made available on “EDGAR” or on the Issuer’s or the Guarantor’s, as applicable, homepage on the worldwide web (located as listed in the notice provisions set forth in the Addendum); provided, further, however, the Issuer or the Guarantor agrees to notify or to caused to be notified the Dealer of each Form 8-K filed by any of them with respect to any of them, which notification may be in any form of writing, by phone or by electronic transmission to such email or similar address as shall be from time to time provided, at the request of the Issuer or the Guarantor, by the Dealer to the Issuer and the Guarantor for such purpose.

4.3	(a) Each of the Issuer and the Guarantor further agrees to notify the Dealer promptly upon the occurrence of any event relating to or affecting the Issuer or the Guarantor that would cause the Company Information then in existence to include an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(b) In the event that the Issuer or the Guarantor gives the Dealer notice pursuant to Section 4.3(a) and the Dealer notifies the Issuer that it then has Notes it is holding in inventory, the Issuer and the Guarantor agree promptly to supplement or amend the Private Placement Memorandum so that the Private Placement Memorandum, as amended or supplemented, shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances

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under which they were made, not misleading, and the Issuer and the Guarantor shall make such supplement or amendment available to the Dealer.

(c) In the event that (i) the Issuer or the Guarantor gives the Dealer notice pursuant to Section 4.3(a), (ii) the Dealer does not notify the Issuer or the Guarantor that it is then holding Notes in inventory and (iii) the Issuer or the Guarantor chooses not to promptly amend or supplement the Private Placement Memorandum in the manner described in clause (b) above, then all solicitations and sales of Notes shall be suspended until such time as the Issuer and the Guarantor have so amended or supplemented the Private Placement Memorandum, and made such amendment or supplement available to the Dealer.

(d) Without limiting the generality of Section 4.3(a), the Issuer and the Guarantor shall review, amend and supplement the Private Placement Memorandum on a periodic basis, but no less than at least once annually, to incorporate current financial information of the Issuer and the Guarantor to the extent (i) such information is not otherwise set forth or incorporated by reference therein and (ii) necessary to ensure that the information provided in the Private Placement Memorandum does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
5.	Indemnification and Contribution.
5.1	The Issuer and the Guarantor, jointly and severally, will indemnify and hold harmless the Dealer, each individual, corporation, partnership, trust, association or other entity controlling the Dealer, any affiliate of the Dealer or any such controlling entity and their respective directors, officers, employees, partners, incorporators, shareholders, servants, trustees and agents (hereinafter the “Indemnitees”) against any and all liabilities, penalties, suits, causes of action, losses, damages, claims, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) or judgments of whatever kind or nature (each a “Claim”), imposed upon, incurred by or asserted against the Indemnitees arising out of or based upon (i) any allegation that the Private Placement Memorandum, the Company Information or, when taken together with all other information provided by the Issuer or the Guarantor, as applicable, any information provided by the Issuer or the Guarantor to the Dealer included (as of any relevant time) or includes an untrue statement of a material fact or omitted (as of any relevant time) or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising out of or based upon the breach by the Issuer or the Guarantor of any agreement, covenant or representation made in or pursuant to this Agreement. This indemnification shall not apply to the extent that the Claim arises out of or is based upon Dealer Information.

5.2	Provisions relating to claims made for indemnification under this Section 5 are set forth in Exhibit B to this Agreement.

5.3	In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 5 is held to be unavailable or

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insufficient to hold harmless the Indemnitees, although applicable in accordance with the terms of this Section 5, the Issuer and the Guarantor, jointly and severally, shall contribute to the aggregate costs incurred by the Dealer in connection with any Claim in the proportion of the respective economic interests of the Issuer, the Guarantor and the Dealer; provided, however, that such contribution by the Issuer and the Guarantor shall be in an amount such that the aggregate costs incurred by the Dealer do not exceed the aggregate of the commissions and fees earned by the Dealer hereunder with respect to the issue or issues of Notes to which such Claim relates. The respective economic interests shall be calculated by reference to the aggregate proceeds to the Issuer of the Notes issued hereunder and the aggregate commissions and fees earned by the Dealer hereunder.
6.	Definitions.
6.1	“Claim” shall have the meaning set forth in Section 5.1.

6.2	“Company Information” at any given time shall mean the Private Placement Memorandum together with, to the extent applicable, (i) the Issuer’s and the Guarantor’s most recent report on Form 10-K filed with the SEC and each report on Form 10-Q or 8-K filed by the Issuer or the Guarantor with the SEC since the most recent Form 10-K,[1] (ii) the Issuer’s and the Guarantor’s most recent annual audited financial statements and each interim financial statement or report prepared subsequent thereto, if not included in item (i) above, (iii) the Issuer’s and the Guarantor’s and their affiliates’ other publicly available recent reports, including, but not limited to, any publicly available filings or reports provided to their respective shareholders, (iv) any other information or disclosure prepared pursuant to Section 4.3 hereof and (v) any information prepared or approved by the Issuer or the Guarantor for dissemination to investors or potential investors in the Notes.

6.3	“Dealer Information” shall mean material concerning the Dealer provided by the Dealer in writing expressly for inclusion in the Private Placement Memorandum.

6.4	“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

6.5	“Indemnitee” shall have the meaning set forth in Section 5.1.

6.6	“Institutional Accredited Investor” shall mean an institutional investor that is an accredited investor within the meaning of Rule 501 under the Securities Act and that has such knowledge and experience in financial and business matters that it is capable of evaluating and bearing the economic risk of an investment in the Notes, including, but not limited to, a bank, as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution, as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

[1]	In the case of a publicly reporting Issuer or Guarantor that is a foreign entity, Section 6.2(i) should refer to Form 20-F. Depending on the circumstances, Section 6.2(ii) may refer to the Issuer, the Guarantor or both.

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6.7	“Issuing and Paying Agency Agreement” shall mean the issuing and paying agency agreement described on the cover page of this Agreement, as such agreement may be amended or supplemented from time to time.

6.8	“Issuing and Paying Agent” shall mean the party designated as such on the cover page of this Agreement, as issuing and paying agent under the Issuing and Paying Agency Agreement, or any successor thereto in accordance with the Issuing and Paying Agency Agreement.

6.9	“Non-bank fiduciary or agent” shall mean a fiduciary or agent other than (a) a bank, as defined in Section 3(a)(2) of the Securities Act, or (b) a savings and loan association, as defined in Section 3(a)(5)(A) of the Securities Act.

6.10	“Private Placement Memorandum” shall mean written offering materials prepared in accordance with Section 4 (including materials referred to therein or incorporated by reference therein, if any) provided to purchasers and prospective purchasers of the Notes, and shall include amendments and supplements thereto which may be prepared from time to time in accordance with this Agreement (other than any amendment or supplement that has been completely superseded by a later amendment or supplement).

6.11	“Qualified Institutional Buyer” shall have the meaning assigned to that term in Rule 144A under the Securities Act.

6.12	“Rule 144A” shall mean Rule 144A under the Securities Act.

6.13	“SEC” shall mean the U.S. Securities and Exchange Commission.

6.14	“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

6.15	“Sophisticated Individual Accredited Investor” shall mean an individual who (a) is an accredited investor within the meaning of Regulation D under the Securities Act and (b) based on his or her pre-existing relationship with the Dealer, is reasonably believed by the Dealer to be a sophisticated investor (i) possessing such knowledge and experience (or represented by a fiduciary or agent possessing such knowledge and experience) in financial and business matters that he or she is capable of evaluating and bearing the economic risk of an investment in the Notes and (ii) having not less than $5 million in investments (as defined, for purposes of this section, in Rule 2a51-1 under the Investment Company Act of 1940, as amended).
7.	General
7.1	Unless otherwise expressly provided herein, all notices under this Agreement to parties hereto shall be in writing and shall be effective when received at the address of the respective party set forth in the Addendum to this Agreement.

7.2	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

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7.3	Each of the Issuer and the Guarantor agrees that any suit, action or proceeding brought by the Issuer or the Guarantor against the Dealer in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes may be brought in the United States federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan. EACH OF THE DEALER, THE ISSUER AND THE GUARANTOR WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.4	This Agreement may be terminated, at any time, by the Issuer, upon one business day’s prior notice to such effect to the Dealer, or by the Dealer upon one business day’s prior notice to such effect to the Issuer. Any such termination, however, shall not affect the obligations of the Issuer and the Guarantor under Sections 3.7, 5 and 7.3 hereof or the respective representations, warranties, agreements, covenants, rights or responsibilities of the parties made or arising prior to the termination of this Agreement.

7.5	This Agreement is not assignable by any party hereto without the written consent of the other parties; provided, however, to the extent deemed necessary by the Dealer to effectuate a transaction hereunder in accordance with the terms hereof, the Dealer may assign its rights and obligations under this Agreement to any affiliate of the Dealer which is reasonably selected by the Dealer and determined by the Dealer as capable of performing and complying with all obligations of the Dealer hereunder, and which assignee, contemporaneous with such assignment, agrees to comply with all obligations and related provisions of this Agreement.

7.6	This Agreement may be signed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original and all of which taken together shall constitute one and the same agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart hereof (or signature page thereto) by facsimile, telecopy or electronic mail shall be effective as delivery of an original, manually executed counterpart of this Agreement.

7.7	This Agreement is for the exclusive benefit of the parties hereto, and their respective successors and permitted assigns hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

Weatherford International Ltd., as Issuer

By:	/s/ Burt M. Martin

Name:	Burt M. Martin
Title:	Senior Vice President, General Counsel and Secretary

Weatherford International Inc., as Guarantor

By:	/s/ Burt M. Martin

Name:	Burt M. Martin
Title:	Senior Vice President, General Counsel and Secretary

Goldman, Sachs & Co., as Dealer

By:	/s/ Nicholas Philip

Authorized Signatory

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Addendum
The following additional clauses shall apply to the Agreement and be deemed a part thereof.
1. The other dealers referred to in clause (b) of Section 1.2 of the Agreement are as follows: (i) Merrill Lynch Money Markets, Inc.; (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated and (iii) J.P. Morgan Securities Inc.
2.	The following Sections 2.14 through 2.18 are hereby added to the Agreement:[2]
2.14	Under the laws of Bermuda, neither the Issuer nor any of its revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of Bermuda or the United States or the State of New York in connection with any suit, action or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment or from any other legal process with respect to its obligations under this Agreement, the Issuing and Paying Agency Agreement or the Notes.

2.15	The Issuer is permitted to make all payments under this Agreement, the Issuing and Paying Agency Agreement and the Notes to holders of the Notes that are non-residents of Bermuda, free and clear of and without deduction or withholding for or on account of any taxes or other governmental charges imposed by Bermuda. There is no stamp or documentary tax or other charge imposed by any governmental agency having jurisdiction over the Issuer in connection with the execution, delivery, issuance, payment, performance, enforcement or introduction into evidence in a court of Bermuda of this Agreement, the Issuing and Paying Agency Agreement or any Note.

2.16	The choice of New York law to govern this Agreement, the Issuing and Paying Agency Agreement and the Notes is, under the laws of Bermuda, a valid, effective and irrevocable choice of law, and the submission by the Issuer in Section 7.3(b) of the Agreement to the jurisdiction of the courts of the United States District Court and the State of New York located in the Borough of Manhattan is valid and binding upon the Guarantor under the laws of Bermuda.

2.17	Any final judgment rendered by any court referred to in Section 2.16 in an action to enforce the obligations of the Issuer under the Notes, this Agreement or the Issuing and Paying Agency Agreement is capable of being enforced in the courts of Bermuda.

2.18	As a condition to the admissibility in evidence of this Agreement, the Issuing and Paying Agency Agreement or the Notes in the courts of Bermuda, it is not necessary that this Agreement, the Issuing and Paying Agency Agreement or the Notes be filed or recorded with any court or other authority. [All documentary evidence to be submitted to a court in [foreign jurisdiction] must be in, or translated into, the [foreign jurisdiction] language and certified by a duly qualified official translator in [foreign jurisdiction]].

[2]	For use where the Issuer or the Guarantor is a foreign entity.

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3. The addresses of the respective parties for purposes of notices under Section 7.1 are as follows:
For the Issuer:

Address:	c/o Weatherford International, Inc.
515 Post Oak Blvd.
Houston, Texas 77027
Attention: General Counsel

Telephone number:	713-693-4000

Fax number:	713-693-4484

Homepage:	www.weatherford.com
For the Guarantor:

Address:	515 Post Oak Blvd.
Houston, Texas 77027
Attention: General Counsel

Telephone number:	713-693-4000

Fax number:	713-693-4484

Homepage:	www.weatherford.com
For the Dealer:

Address:	85 Broad Street
New York, New York 10004
Attention: Money Market Origination

Telephone number:	(212) 902-2525

Fax number:	(212) 902-0683
4.	The following Section 6.16 is hereby added to the Agreement:
6.16	“Board of Directors” means (i) with respect to a company or corporation, the board of directors or a duly authorized committee of the board of directors of the company or corporation, (ii) with respect to a partnership, the board of directors or a duly authorized committee of the board of directors of the general partner of the partnership, and (3) with respect to any other person, the board or committee of such person serving a similar function.
5.	The text appearing in the Agreement as Section 7.3 is hereby redesignated as

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Section 7.3(a), and the following Sections 7.3(b), (c) and (d) are hereby added to the Agreement:
(b)	Any legal action or proceeding with respect to this Agreement, the Notes, the Guarantee and the other related documents may be brought in the Supreme Court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York, and any appellate court from either thereof, and, by execution and delivery of this Agreement, each party hereto irrevocably accepts for itself and in respect of its property, unconditionally, the non exclusive jurisdiction of the aforesaid courts with respect to any such action or proceeding. Each of the Issuer and the Guarantor, to the extent it is not qualified to do business in New York, hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each such obligor agrees to designate a new designee, appointee and agent in New York on the terms and for the purposes of this provision satisfactory to the Dealer. Each such obligor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address provided in Section 7.1 of the Agreement, and at its registered office, if different. Such service to become effective thirty days after such mailing. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any obligor in any other jurisdiction.

(c)	Each of the Issuer and the Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (b) above and hereby further irrevocably waives, to the maximum extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(d)	To the extent that the Issuer or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding in connection with or arising out of this Agreement, the Guarantee or the Notes or the offer and sale of the Notes, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the Issuing and Paying Agency Agreement, the Guarantee or the Notes, it hereby irrevocably and unconditionally waives, and agrees for the benefit of the Dealer and any holder

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from time to time of the Notes not to plead or claim, any such immunity, and consents to such relief and enforcement.
6.	The following language is hereby added to the end of Section 7.7 of the Agreement:
; provided, however, that Sections 7.3(b), (c) and (d) and Section 7.8 are hereby specifically and exclusively acknowledged to also be for the benefit of the holders from time to time of the Notes, as third-party beneficiaries.
7.	The following Section 7.8 is hereby added to the Agreement:
7.8(a)	Any payments to the Dealer hereunder or to any holder from time to time of Notes shall be in United States dollars and shall be free of all withholding and other taxes and of all other governmental charges of any nature whatsoever imposed by the jurisdiction in which the Issuer is located. In the event any withholding is required by law, the Issuer agrees to (i) pay the same and (ii) pay such additional amounts to the Dealer or any such holder which, after deduction of any such withholding, or other taxes or governmental charges of any nature whatsoever imposed with respect to the payment of such additional amount, shall equal the amount withheld pursuant to clause (i). The Issuer and the Guarantor, jointly and severally, will promptly pay any stamp duty or other taxes or governmental charges payable in connection with the execution, delivery, payment or performance of this Agreement, the Issuing and Paying Agency Agreement, the Guarantee or the Notes and shall indemnify and hold harmless the Dealer and each holder of Notes from all liabilities arising from any failure to pay, or delay in paying, such taxes or charges. Dealer agrees to complete any form or document that may be reasonably requested by the Issuer or the Guarantor or required in order to allow the Issuer or the Guarantor to make a payment under this Agreement without any deduction or withholding for or on account of any taxes or other governmental changes (or to avoid the imposition of any stamp duty or other taxes or governmental changes), and neither the Issuer nor the Guarantor shall be obligated to pay any additional amounts to Dealer for any taxes or other governmental charges arising out of a failure by Dealer to complete any such form or document.

(b)	The obligation of the Issuer to make payments on any amount due hereunder or under the Notes, and the obligation of the Guarantor to make payments due under the Guarantee, in each case, in any currency (the “first currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “second currency”) except to the extent to which such tender or recovery shall result in the effective receipt by the Dealer or holders of the Notes, as the case may be, of the full amount of the first currency payable, and accordingly the primary obligation of the Issuer or the Guarantor, as the case may be, shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the second currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the full currency payable and shall not be affected by a judgment being obtained for any other sum due hereunder.

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Exhibit A
Form of Legend for Private Placement Memorandum and Notes
THE NOTES AND THE GUARANTEE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE SECURITIES LAW, AND OFFERS AND SALES THEREOF MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER WILL BE DEEMED TO REPRESENT THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO THE ISSUER, THE GUARANTOR, THE NOTES AND THE GUARANTEE, (II) IT IS NOT ACQUIRING SUCH NOTE WITH A VIEW TO ANY DISTRIBUTION THEREOF AND (III) IT IS EITHER (A)(1) AN INSTITUTIONAL INVESTOR OR SOPHISTICATED INDIVIDUAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a) UNDER THE ACT AND WHICH, IN THE CASE OF AN INDIVIDUAL, (i) POSSESSES SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT HE OR SHE IS CAPABLE OF EVALUATING AND BEARING THE ECONOMIC RISK OF AN INVESTMENT IN THE NOTES AND (ii) HAS NOT LESS THAN $5 MILLION IN INVESTMENTS (AN “INSTITUTIONAL ACCREDITED INVESTOR” OR “SOPHISTICATED INDIVIDUAL ACCREDITED INVESTOR”, RESPECTIVELY) AND (2)(i) PURCHASING NOTES FOR ITS OWN ACCOUNT, (ii) A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT) OR A SAVINGS AND LOAN ASSOCIATION OR OTHER INSTITUTION (AS DEFINED IN SECTION 3(a)(5)(A) OF THE ACT) ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY OR (iii) A FIDUCIARY OR AGENT (OTHER THAN A U.S. BANK OR SAVINGS AND LOAN ASSOCIATION) PURCHASING NOTES FOR ONE OR MORE ACCOUNTS EACH OF WHICH ACCOUNTS IS SUCH AN INSTITUTIONAL ACCREDITED INVESTOR OR SOPHISTICATED INDIVIDUAL ACCREDITED INVESTOR; OR (B) A QUALIFIED INSTITUTIONAL BUYER (“QIB”) WITHIN THE MEANING OF RULE 144A UNDER THE ACT THAT IS ACQUIRING NOTES FOR ITS OWN ACCOUNT OR FOR ONE OR MORE ACCOUNTS, EACH OF WHICH ACCOUNTS IS A QIB; AND THE PURCHASER ACKNOWLEDGES THAT IT IS AWARE THAT THE SELLER MAY RELY UPON THE EXEMPTION FROM THE REGISTRATION PROVISIONS OF SECTION 5 OF THE ACT PROVIDED BY RULE 144A. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER THEREOF SHALL ALSO BE DEEMED TO AGREE THAT ANY RESALE OR OTHER TRANSFER THEREOF WILL BE MADE ONLY (A) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE ACT, EITHER (1) TO THE ISSUER OR TO A PLACEMENT AGENT DESIGNATED BY THE ISSUER AS A PLACEMENT AGENT FOR THE NOTES (COLLECTIVELY, THE “PLACEMENT AGENTS”), NONE OF WHICH SHALL HAVE ANY OBLIGATION TO ACQUIRE SUCH NOTE, (2) THROUGH A PLACEMENT AGENT TO AN INSTITUTIONAL ACCREDITED INVESTOR, SOPHISTICATED INDIVIDUAL ACCREDITED INVESTOR OR A QIB, OR (3) TO A QIB IN A TRANSACTION THAT MEETS THE REQUIREMENTS OF RULE 144A AND (B) IN MINIMUM AMOUNTS OF $250,000.

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Exhibit B
Further Provisions Relating to Indemnification
(a)	The Issuer and the Guarantor, jointly and severally, agree to reimburse each Indemnitee for all expenses (including reasonable fees and disbursements of internal and external counsel) as they are incurred by it in connection with investigating or defending any loss, claim, damage, liability or action in respect of which indemnification may be sought under Section 5 of the Agreement (whether or not it is a party to any such proceedings).

(b)	Promptly after receipt by an Indemnitee of notice of the existence of a Claim, such Indemnitee will, if a claim in respect thereof is to be made against the Issuer or the Guarantor, notify the Issuer and the Guarantor in writing of the existence thereof; provided that (i) the omission to so notify the Issuer or the Guarantor will not relieve it from any liability which it may have hereunder unless and except to the extent it did not otherwise learn of such Claim and such failure results in the forfeiture by it of substantial rights and defenses, and (ii) the omission to so notify the Issuer or the Guarantor will not relieve it from liability which it may have to an Indemnitee otherwise than on account of this indemnity agreement. In case any such Claim is made against any Indemnitee and it notifies the Issuer or the Guarantor of the existence thereof, the Issuer and the Guarantor will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnitee, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee; provided that if the defendants in any such Claim include both the Indemnitee and either the Issuer or the Guarantor or both, and the Indemnitee shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Issuer or the Guarantor, the Issuer shall not have the right to direct the defense of such Claim on behalf of such Indemnitee, and the Indemnitee shall have the right to select separate counsel to assert such legal defenses on behalf of such Indemnitee. Upon receipt of notice from the Issuer to such Indemnitee of the election of the Issuer and the Guarantor to assume the defense of such Claim and approval by the Indemnitee of counsel, the Issuer and the Guarantor will not be liable to such Indemnitee for expenses incurred thereafter by the Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that neither the Issuer nor the Guarantor shall be liable for the expenses of more than one separate counsel (in addition to any local counsel in the jurisdiction in which any Claim is brought), approved by the Dealer, representing the Indemnitee who is party to such Claim), (ii) the Issuer and the Guarantor shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of existence of the Claim or (iii) the Issuer or the Guarantor has authorized in writing the employment of counsel for the Indemnitee. The indemnity, reimbursement and contribution obligations of the Issuer and the Guarantor hereunder shall be in addition to any other liability the Issuer or the Guarantor may otherwise have to an Indemnitee and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer, the Guarantor and any

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Indemnitee. Each of the Issuer and the Guarantor agrees that without the Dealer’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification may be sought under the indemnification provision of the Agreement (whether or not the Dealer or any other Indemnitee is an actual or potential party to such Claim), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnitee from all liability arising out of such Claim and (ii) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any Indemnitee.

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Exhibit C
Statement of Terms for Interest – Bearing Commercial Paper Notes of [Name of Issuer]
THE PROVISIONS SET FORTH BELOW ARE QUALIFIED TO THE EXTENT APPLICABLE BY THE TRANSACTION SPECIFIC [PRICING] [PRIVATE PLACEMENT MEMORANDUM] SUPPLEMENT (THE “SUPPLEMENT”) (IF ANY) SENT TO EACH PURCHASER AT THE TIME OF THE TRANSACTION.
1. General. (a) The obligations of the Issuer to which these terms apply (each a “Note”) are represented by one or more Master Notes (each, a “Master Note”) issued in the name of (or of a nominee for) The Depository Trust Company (“DTC”), which Master Note includes the terms and provisions for the Issuer’s Interest-Bearing Commercial Paper Notes that are set forth in this Statement of Terms, since this Statement of Terms constitutes an integral part of the Underlying Records as defined and referred to in the Master Note.
(b) “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, executive order or regulation to be closed in New York City and, with respect to LIBOR Notes (as defined below) is also a London Business Day. “London Business Day” means a day, other than a Saturday or Sunday, on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
2. Interest. (a) Each Note will bear interest at a fixed rate (a “Fixed Rate Note”) or at a floating rate (a “Floating Rate Note”).
(b) The Supplement sent to each holder of such Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note and whether such Note is an Original Issue Discount Note (as defined below); (ii) the date on which such Note will be issued (the “Issue Date”); (iii) the Stated Maturity Date (as defined below); (iv) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the Interest Payment Dates; (v) if such Note is a Floating Rate Note, the Base Rate, the Index Maturity, the Interest Reset Dates, the Interest Payment Dates and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; and (vi) any other terms applicable specifically to such Note. “Original Issue Discount Note” means a Note which has a stated redemption price at the Stated Maturity Date that exceeds its Issue Price by more than a specified de minimis amount and which the Supplement indicates will be an “Original Issue Discount Note”.
(c) Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum specified in the Supplement until the principal amount thereof is paid or made available for payment. Interest on each Fixed Rate Note will be payable on the dates specified in the Supplement (each an “Interest Payment Date” for a Fixed Rate Note) and on the Maturity Date (as defined below). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.
If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest

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will be payable on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.
(d) The interest rate on each Floating Rate Note for each Interest Reset Period (as defined below) will be determined by reference to an interest rate basis (a “Base Rate”) plus or minus a number of basis points (one basis point equals one-hundredth of a percentage point) (the “Spread”), if any, and/or multiplied by a certain percentage (the “Spread Multiplier”), if any, until the principal thereof is paid or made available for payment. The Supplement will designate which of the following Base Rates is applicable to the related Floating Rate Note: (a) the CD Rate (a “CD Rate Note”), (b) the Commercial Paper Rate (a “Commercial Paper Rate Note”), (c) the Federal Funds Rate (a “Federal Funds Rate Note”), (d) LIBOR (a “LIBOR Note”), (e) the Prime Rate (a “Prime Rate Note”), (f) the Treasury Rate (a “Treasury Rate Note”) or (g) such other Base Rate as may be specified in such Supplement.
The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly or semi-annually (the “Interest Reset Period”). The date or dates on which interest will be reset (each an “Interest Reset Date”) will be, unless otherwise specified in the Supplement, in the case of Floating Rate Notes which reset daily, each Business Day, in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes that reset semiannually, the third Wednesday of the two months specified in the Supplement. If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date will be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. Interest on each Floating Rate Note will be payable monthly, quarterly or semiannually (the “Interest Payment Period”) and on the Maturity Date. Unless otherwise specified in the Supplement, and except as provided below, the date or dates on which interest will be payable (each an “Interest Payment Date” for a Floating Rate Note) will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, on the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, on the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes with a semiannual Interest Payment Period, on the third Wednesday of the two months specified in the Supplement. In addition, the Maturity Date will also be an Interest Payment Date.
If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date occurring on the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity.

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Interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date. On the Maturity Date, the interest payable on a Floating Rate Note will include interest accrued to, but excluding, the Maturity Date. Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the cases where the Base Rate is the CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR or Prime Rate, or by the actual number of days in the year, in the case where the Base Rate is the Treasury Rate. The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any adjustment by a Spread and/or a Spread Multiplier.
The “Interest Determination Date” where the Base Rate is the CD Rate or the Commercial Paper Rate will be the second Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is the Federal Funds Rate or the Prime Rate will be the Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is LIBOR will be the second London Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is the Treasury Rate will be the day of the week in which such Interest Reset Date falls when Treasury Bills are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is held on the following Tuesday or the preceding Friday. If an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.
The “Index Maturity” is the period to maturity of the instrument or obligation from which the applicable Base Rate is calculated.
The “Calculation Date”, where applicable, shall be the earlier of (i) the tenth calendar day following the applicable Interest Determination Date or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date.
All times referred to herein reflect New York City time, unless otherwise specified.
The Issuer shall specify in writing to the Issuing and Paying Agent which party will be the calculation agent (the “Calculation Agent”) with respect to the Floating Rate Notes. The Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note to the Issuing and Paying Agent as soon as the interest rate with respect to such Floating Rate Note has been determined and as soon as practicable after any change in such interest rate.
All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a

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percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).
CD Rate Notes
“CD Rate” means the rate on any Interest Determination Date for negotiable certificates of deposit having the Index Maturity as published by the Board of Governors of the Federal Reserve System (the “FRB”) in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the FRB (“H.15(519)”) under the heading “CDs (Secondary Market)”.
If the above rate is not published in H.15(519) by 3:00 p.m. on the Calculation Date, the CD Rate will be the rate on such Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the FRB at http://www.federalreserve.gov/releases/h15/Update, or any successor site or publication or other recognized electronic source used for the purpose of displaying the applicable rate (“H.15 Daily Update”) under the caption “CDs (Secondary Market)”.
If such rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m. on such Interest Determination Date of three leading nonbank dealers3 in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity in the denomination of $5,000,000.
If the dealers selected by the Calculation Agent are not quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such Interest Determination Date.
Commercial Paper Rate Notes
“Commercial Paper Rate” means the Money Market Yield (calculated as described below) of the rate on any Interest Determination Date for commercial paper having the Index Maturity, as published in H.15(519) under the heading “Commercial Paper-Nonfinancial”.
If the above rate is not published in H.15(519) by 3:00 p.m. on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the Index Maturity as published in H.15 Daily Update under the heading “Commercial Paper-Nonfinancial”.
If by 3:00 p.m. on such Calculation Date such rate is not published in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m. on such Interest Determination Date of three leading dealers of U.S. dollar

[3]	Such nonbank dealers referred to in this Statement of Terms may include affiliates of the Dealer.

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commercial paper in New York City selected by the Calculation Agent for commercial paper of the Index Maturity placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization.
If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Interest Determination Date will remain the Commercial Paper Rate then in effect on such Interest Determination Date.
“Money Market Yield” will be a yield calculated in accordance with the following formula:

D x 360
Money Market Yield =		x 100

360 – (D x M)
where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.
Federal Funds Rate Notes
“Federal Funds Rate” means the rate on any Interest Determination Date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” and displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace the specified page on that service) (“Telerate Page 120”).
If the above rate does not appear on Telerate Page 120 or is not so published by 3:00 p.m. on the Calculation Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update under the heading “Federal Funds/(Effective)”.
If such rate is not published as described above by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent prior to 9:00 a.m. on such Interest Determination Date.
If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on such Interest Determination Date.
LIBOR Notes
The London Interbank offered rate (“LIBOR”) means, with respect to any Interest Determination Date, the rate for deposits in U.S. dollars having the Index Maturity that appears on the Designated LIBOR Page as of 11:00 a.m. London time, on such Interest Determination Date.
If no rate appears, LIBOR will be determined on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in U.S. dollars are offered to prime banks in the London interbank market by four major banks in such market selected by the Calculation Agent for a term equal to the Index Maturity and

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in principal amount equal to an amount that in the Calculation Agent’s judgment is representative for a single transaction in U.S. dollars in such market at such time (a “Representative Amount”). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such interest period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in New York City, on such Interest Determination Date by three major banks in New York City, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks, for a term equal to the Index Maturity and in a Representative Amount; provided, however, that if fewer than three banks so selected by the Calculation Agent are providing such quotations, the then existing LIBOR rate will remain in effect for such Interest Payment Period.
“Designated LIBOR Page” means the display designated as page “3750” on Moneyline Telerate (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purposes of displaying London interbank offered rates for U.S. dollar deposits).
Prime Rate Notes
“Prime Rate” means the rate on any Interest Determination Date as published in H.15(519) under the heading “Bank Prime Loan”.
If the above rate is not published in H.15(519) prior to 3:00 p.m. on the Calculation Date, then the Prime Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update opposite the caption “Bank Prime Loan”.
If the rate is not published prior to 3:00 p.m. on the Calculation Date in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME1 Page (as defined below) as such bank’s prime rate or base lending rate as of 11:00 a.m. on that Interest Determination Date.
If fewer than four such rates referred to above are so published by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by three major banks in New York City selected by the Calculation Agent.
If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.
“Reuters Screen US PRIME1 Page” means the display designated as page “US PRIME1” on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

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Treasury Rate Notes
“Treasury Rate” means:
(1) the rate from the auction held on the Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the Supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace that page on that service) (“Telerate Page 56”) or page 57 (or any other page as may replace that page on that service) (“Telerate Page 57”), or
(2) if the rate referred to in clause (1) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or
(3) if the rate referred to in clause (2) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or
(4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or
(5) if the rate referred to in clause (4) not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or
(6) if the rate referred to in clause (5) is not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m. on that Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the Supplement, or
(7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.
“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D x N
Bond Equivalent Yield =		x 100

360 – (D x M)
where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

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3. Final Maturity. The Stated Maturity Date for any Note will be the date so specified in the Supplement, which shall be no later than 397 days from the date of issuance. On its Stated Maturity Date, or any date prior to the Stated Maturity Date on which the particular Note becomes due and payable by the declaration of acceleration, each such date being referred to as a Maturity Date, the principal amount of each Note, together with accrued and unpaid interest thereon, will be immediately due and payable.
4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” with respect to a Note: (i) default in any payment of principal of or interest on such Note (including on a redemption thereof); (ii) the Issuer or the Guarantor makes any compromise arrangement with its creditors generally including the entering into any form of moratorium with its creditors generally; (iii) a court having jurisdiction shall enter a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or there shall be appointed a receiver, administrator, liquidator, custodian, trustee or sequestrator (or similar officer) with respect to the whole or substantially the whole of the assets of the Issuer or the Guarantor and any such decree, order or appointment is not removed, discharged or withdrawn within 60 days thereafter; or (iv) the Issuer or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, administrator, liquidator, assignee, custodian, trustee or sequestrator (or similar official), with respect to the whole or substantially the whole of the assets of the Issuer or the Guarantor or make any general assignment for the benefit of creditors. Upon the occurrence of an Event of Default, the principal of each obligation evidenced by such Note (together with interest accrued and unpaid thereon) shall become, without any notice or demand, immediately due and payable.4
5. Obligation Absolute. No provision of the Issuing and Paying Agency Agreement under which the Notes are issued shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on each Note at the times, place and rate, and in the coin or currency, herein prescribed.
6. Supplement. Any term contained in the Supplement shall supercede any conflicting term contained herein.

[4]	Unlike single payment notes, where a default arises only at the stated maturity, interest-bearing notes with multiple payment dates should contain a default provision permitting acceleration of the maturity if the Issuer defaults on an interest payment.

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Exhibit D
Form of Guarantee
GUARANTEE
GUARANTEE, dated as of ___, ___, of ___, a corporation organized under the laws of ___(the “Guarantor”).
The Guarantor, for value received, hereby agrees as follows for the benefit of the holders from time to time of the Notes hereinafter described:
1.	The Guarantor irrevocably guarantees payment in full, as and when the same becomes due and payable, of the principal of and interest, if any, on the promissory notes (the “Notes”) issued by ___, a ___corporation and a [wholly-owned] subsidiary of the Guarantor (the “Issuer”), from time to time pursuant to the Issuing and Paying Agent Agreement, dated as of ___, ___, as the same may be amended, supplemented or modified from time to time, between the Issuer [, the Guarantor] and ___(the “Agreement”).

2.	The Guarantor’s obligations under this Guarantee shall be unconditional, irrespective of the validity or enforceability of any provision of the Agreement or the Notes.

3.	This Guarantee is a guaranty of the due and punctual payment (and not merely of collection) of the principal of and interest, if any, on the Notes by the Issuer and shall remain in full force and effect until all amounts have been validly, finally and irrevocably paid in full, and shall not be affected in any way by any circumstance or condition whatsoever, including without limitation (a) the absence of any action to obtain such amounts from the Issuer, (b) any variation, extension, waiver, compromise or release of any or all of the obligations of the Issuer under the Agreement of the Notes or of any collateral security therefore or (c) any change in the existence or structure of, or the bankruptcy or insolvency of, the Issuer or by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. The Guarantor waives all requirements as to diligence, presentment, demand for payment, protest and notice of any kind with respect to the Agreement and the Notes.

4.	In the event of a default in payment of principal of or interest on any Notes, the holders of such Notes, may institute legal proceedings directly against the Guarantor to enforce this Guarantee without first proceeding against the Issuer.

5.	This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by the Issuer of the principal of or interest, if any, on the Notes, in whole or in part, is rescinded or must otherwise be returned by the holder upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

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6.	This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

7.	(a) Any legal action or proceeding with respect to this Guarantee may be brought in the Supreme Court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York, and any appellate court from either thereof, and, by execution and delivery of this Guarantee, the Guarantor irrevocably accepts for itself and in respect of its property, unconditionally, the non exclusive jurisdiction of the aforesaid courts with respect to any such action or proceeding. The Guarantor, to the extent it is not qualified to do business in New York, hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in New York on the terms and for the purposes of this provision satisfactory to the Dealer (as such term is defined in the Agreement, and as so defined is herein so used). The Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address provided in Section 7.1 of the Agreement, and at its registered office, if different. Such service to become effective thirty days after such mailing. Nothing herein shall affect the right of any party to the Agreement or beneficiary of this Guarantee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

(b) The Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guarantee brought in the courts referred to in clause (a) above and hereby further irrevocably waives, to the maximum extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

8.	To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding in connection with or arising out of this Guarantee, the Agreement or the Notes or the offer and sale of the Notes, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guarantee, the Issuing and Paying Agency Agreement (as such term is defined in the Agreement, and as so defined

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is herein so used), the Agreement or the Notes, it hereby irrevocably and unconditionally waives, and agrees for the benefit of the Dealer and any holder from time to time of the Notes not to plead or claim, any such immunity, and consents to such relief and enforcement.

9.	Any payments hereunder shall be in United States dollars and shall be free of all withholding and other taxes and of all other governmental charges of any nature whatsoever imposed by the jurisdiction in which the Guarantor is located. In the event any withholding is required by law, the Guarantor agrees to (i) pay the same and (ii) pay such additional amounts which, after deduction of any such withholding, or other taxes or governmental charges of any nature whatsoever imposed with respect to the payment of such additional amount, shall equal the amount withheld pursuant to clause (i). The Guarantor will promptly pay any stamp duty or other taxes or governmental charges payable in connection with the execution, delivery, payment or performance of this Guarantee and shall indemnify and hold harmless the Dealer and each holder of Notes from all liabilities arising from any failure to pay, or delay in paying, such taxes or charges. Dealer agrees to complete any form or document that may be reasonably requested by the Guarantor or required in order to allow the Guarantor to make a payment under this Guarantee without any deduction or withholding for or on account of any taxes or other governmental changes (or to avoid the imposition of any stamp duty or other taxes or governmental changes), and the Guarantor shall not be obligated to pay any additional amounts to Dealer for any taxes or other governmental charges arising out of a failure by Dealer to complete any such form or document.

10.	The obligation of the Guarantor to make payments due under this Guarantee in any currency (the “first currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “second currency”) except to the extent to which such tender or recovery shall result in the effective receipt by the Dealer or holders of the Notes, as the case may be, of the full amount of the first currency payable, and accordingly the primary obligation of the Guarantor, as the case may be, shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the second currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the full currency payable and shall not be affected by a judgment being obtained for any other sum due hereunder.
IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed as of the day and year first above written.

Name of Guarantor]
By:

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Model Opinion of Counsel to Issuer
[Date]
[Name and Address of Dealer]
Ladies and Gentlemen:
     We have acted as counsel to                                         , a                                                                                   (the “Issuer”), in connection with the proposed offering and sale by the Issuer in the United States of commercial paper in the form of short-term promissory notes (the “Notes”).
     In our capacity as such counsel, we have examined a specimen form of Note, an executed copy of the Commercial Paper Dealer Agreement dated                                         ,                      (the “Agreement”) among the Issuer,                      (the “Guarantor”) and [Name of Dealer] (the “Dealer”), the Guarantee dated                     ,                      (the "Guarantee”) and the Issuing and Paying Agency Agreement dated                     ,                      (the “Issuing and Paying Agency Agreement”) between the Issuer [, the Guarantor] and                     , as issuing and paying agent (the “Issuing and Paying Agent”) as well as originals, or copies certified or otherwise identified to our satisfaction, of such other records, certificates and documents as we have deemed necessary as a basis for the opinions expressed below. In such examination, we have assumed the genuineness and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the legal capacity of natural persons and the genuineness of signatures. As to the questions of the facts material to the opinions expressed herein, and as to factual matters arising in connection with our examination of the aforesaid materials, we have relied, to the extent we deemed appropriate, upon the factual representations and warranties contained in the Agreement, the Issuing and Paying Agency Agreement and the related documents and in such records, certificates and documents.
     Capitalized terms used herein without definition are used as defined in the Agreement.
     Based upon the foregoing, and subject to and qualified by the assumptions, qualifications, limitations, and exceptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
1.	The Issuer is a [duly formed/organized], validly existing and in good standing under the laws of the of and has all the requisite power and authority to execute, deliver and perform its obligations under the Notes, the Agreement and the Issuing and Paying Agency Agreement.

2.	Each of the Agreement and the Issuing and Paying Agency Agreement has been duly authorized, executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and except as rights under each of the Agreement and the Issuing and Paying Agency Agreement to indemnity and contribution may be limited by federal or state laws.

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3.	The Notes have been duly authorized by the Issuer, and when issued and delivered as provided in the Issuing and Paying Agency Agreement, will be duly and validly issued and delivered by, and will constitute legal, valid and binding obligations of, the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.	The offer and sale of the Notes and the Guarantee in the manner contemplated by the Agreement do not require registration of the Notes under the Securities Act, pursuant to the exemption from registration contained in Section 4(2) thereof, and no indenture in respect of the Notes is required to be qualified under the Trust Indenture Act of 1939, as amended.

5.	Assuming the offer and sale of the Notes in the manner contemplated by the Agreement, no consent or action of, or filing or registration with, any governmental or public regulatory body or authority, including the SEC, is required to be obtained or made by the Issuer under any statute or regulation applicable to it to authorize its execution, delivery or performance of, the Agreement, the Notes or the Issuing and Paying Agency Agreement, except as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

6.	Neither the execution and delivery of the Agreement, the Guarantee and the Issuing and Paying Agency Agreement, nor the issuance of the Notes in accordance with the Issuing and Paying Agency Agreement, nor the fulfillment of or compliance with the terms and provisions of either thereof by the Issuer, will (i) result, pursuant to the express provisions of any Material Agreement (as herein defined), in the creation or imposition of any consensual mortgage, lien or similar encumbrance upon any of the properties or assets of the Issuer, or (ii) violate or result in an event of default under, as the case may be, any of the terms of the Issuer’s [governance documents], any agreement or instrument binding on the Issuer which is filed as an exhibit to the ‘s Annual Report on Form 10-K for the year ended December 31, 2004 (the “Material Agreements”), or any statutory law or regulation applicable to it, or any order, writ, injunction or decree of any court or government instrumentality, which is known by us to be expressly applicable to the Issuer.

7.	The Issuer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.	As a condition to the admissibility in evidence of the Agreement, the Issuing and Paying Agency Agreement or the Notes in [foreign jurisdiction], it is not necessary that the Agreement, the Issuing and Paying Agency Agreement or the Notes be filed or recorded with any court or other authority. [All documentary evidence in a foreign language to be submitted to a court in [foreign jurisdiction] must be in, or translated into, the [foreign jurisdiction] language and certified by a duly qualified official translator in [foreign jurisdiction]].[5] [NOTE: Subject

[5]	Paragraphs 9 through 14 will only be necessary where the Issuer is a foreign entity.

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to applicability of the foregoing to the Issuer, and if so, to Foreign Counsel’s review, comment and modification.]
9.	Under the laws of [foreign jurisdiction], neither the Issuer nor any of its revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of [foreign jurisdiction] or the United States or the State of New York in connection with any suit, action or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment, or execution of a judgment or from any other legal process with respect to its obligations under the Agreement, the Issuing and Paying Agency Agreement or the Notes. [NOTE: Subject to applicability of the foregoing to the Issuer, and if so, to Foreign Counsel’s review, comment and modification.]

10.	The Issuer is permitted to make all payments under the Agreement, the Issuing and Paying Agency Agreement and the Notes (to holders of the Notes that are non-residents of [foreign jurisdiction]), free and clear of and without deduction or withholding for or on account of any taxes or other governmental charges imposed by [foreign jurisdiction]. There is no stamp or documentary tax or other charge imposed by any governmental agency having jurisdiction over the Issuer in connection with the execution, delivery, issuance, payment, performance, enforcement or introduction into evidence in a court of [foreign jurisdiction] of the Agreement, the Issuing and Paying Agency Agreement or any Note. [NOTE: Subject to applicability of the foregoing to the Issuer, and if so, to Foreign Counsel’s review, comment and modification.]

11.	The choice of New York law to govern the Agreement, the Issuing and Paying Agency Agreement and the Notes is, under the laws of [foreign jurisdiction], a valid, effective and irrevocable choice of law. [NOTE: Subject to applicability of the foregoing to the Issuer, and if so, to Foreign Counsel’s review, comment and modification.]

12.	The submission by the Issuer, in the Agreement, to the jurisdiction of the courts of the United States District Court and the State of New York located in the Borough of Manhattan is valid and binding upon the Issuer under the laws of [foreign jurisdiction]. [NOTE: Subject to applicability of the foregoing to the Issuer, and if so, to Foreign Counsel’s review, comment and modification.]

13.	Any final judgment rendered by any Federal or State court of competent jurisdiction located in the State of New York in an action to enforce the obligations of the Issuer under the Agreement, the Issuing and Paying Agency Agreement or the Notes is capable of being enforced in the courts of [foreign jurisdiction]. [NOTE: Subject to applicability of the foregoing to the Issuer, and if so, to Foreign Counsel’s review, comment and modification.]
     This opinion letter may be delivered to, and is solely for the benefit of, (i) the Issuing and Paying Agent and each holder from time to time of the Notes, in connection with the transactions contemplated by the Agreement and the Issuing and Paying Agency Agreement and (ii) any nationally recognized rating agency, in connection with the rating of the Notes, each of which may, as of the date of this opinion letter, rely on this opinion letter to the same extent as if such opinion was addressed to it. Neither this opinion letter nor any excerpt hereof (nor any

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reproduction of any of the foregoing) may be furnished to (except in connection with a legal or arbitral proceeding or as may be required by law, and in any such events, as shall be directed and required incident thereto pursuant to duly issued subpoena, writ, order or other legal process), or relied upon by, any other person or entity without the prior written consent of this Firm. The opinions expressed herein are as of the date hereof (and not as of any other date) or, to the extent a reference to a certificate or other document is made herein, to such date, and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur which could affect such opinions.
Very truly yours,

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Model Opinion of Counsel to Guarantor
[Date]
[Name and Address of Dealer]
Ladies and Gentlemen:
     We have acted as counsel to                                         , a                                          corporation (the “Guarantor”), in connection with the proposed offering and sale by                      (the “Issuer”) in the United States of commercial paper in the form of short-term promissory notes (the “Notes”).
     In our capacity as such counsel, we have examined a specimen form of Note, an executed copy of the Commercial Paper Dealer Agreement dated                                         ,                      (the “Agreement”) among the Issuer, [Name of Dealer] (the “Dealer”) and the Guarantor, the Guarantee dated                                         ,                      (the "Guarantee”) and the Issuing and Paying Agency Agreement dated                     ,                      (the “Issuing and Paying Agency Agreement”) between the Issuer [, the Guarantor] and                     , as issuing and paying agent (the “Issuing and Paying Agent”) as well as originals, or copies certified or otherwise identified to our satisfaction, of such other records, certificates and documents as we have deemed necessary as a basis for the opinions expressed below. In such examination, we have assumed the genuineness and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the legal capacity of natural persons and the genuineness of signatures. As to the questions of the facts material to the opinions expressed herein, and as to factual matters arising in connection with our examination of the aforesaid materials, we have relied, to the extent we deemed appropriate, upon the factual representations and warranties contained in the Agreement, the Issuing and Paying Agency Agreement and the related documents and in such records, certificates and documents.
     Capitalized terms used herein without definition are used as defined in the Agreement.
     Based upon the foregoing, and subject to and qualified by the assumptions, qualifications, limitations, and exceptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
1.	The Guarantor is a corporation [duly organized], validly existing and in good standing under the laws of and has all the requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement, the Guarantee and the Issuing and Paying Agency Agreement.

2.	Each of the Agreement, the Guarantee and the Issuing and Paying Agency Agreement has been duly authorized, executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and except as rights under each of the Agreement and the Issuing and Paying Agency Agreement to indemnity and contribution may be limited by federal or state laws.

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3.	The offer and sale of the Notes and the Guarantee in the manner contemplated by the Agreement do not require registration of the Guarantee under the Securities Act, pursuant to the exemption from registration contained in Section 4(2) thereof, and no indenture in respect of the Guarantee is required to be qualified under the Trust Indenture Act of 1939, as amended.

4.	Assuming the offer and sale of the Notes in the manner contemplated by the Agreement, no consent or action of, or filing or registration with, any governmental or public regulatory body or authority, including the SEC, is required to be obtained or made by the Guarantor under any statute or regulation applicable to it to authorize its execution, delivery or performance of, the Agreement, the Guarantee or the Issuing and Paying Agency Agreement, except as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

5.	Neither the execution and delivery of the Agreement, the Guarantee and the Issuing and Paying Agency Agreement, nor the issuance of the Notes in accordance with the Issuing and Paying Agency Agreement, nor the fulfillment of or compliance with the terms and provisions of either thereof by the Guarantor, will (i) result, pursuant to the express provisions of any Material Agreement (as herein defined), in the creation or imposition of any consensual mortgage, lien or similar encumbrance upon any of the properties or assets of the Guarantor, or (ii) violate or result in an event of default under, as the case may be, any of the terms of the Guarantor’s [governance documents], any agreement or instrument binding on the Guarantor which is filed as an exhibit to the ‘s Annual Report on Form 10-K for the year ended December 31, 2004 (the “Material Agreements”), or any statutory law or regulation applicable to it, or any order, writ, injunction or decree of any court or government instrumentality, which is known by us to be expressly applicable to the Guarantor.

6.	The Guarantor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.	As a condition to the admissibility in evidence of the Agreement, the Issuing and Paying Agency Agreement, the Notes or the Guarantee in [foreign jurisdiction], it is not necessary that the Agreement, the Issuing and Paying Agency Agreement, the Notes or the Guarantee be filed or recorded with any court or other authority. [All documentary evidence in a foreign language to be submitted to a court in [foreign jurisdiction] must be in, or translated into, the [foreign jurisdiction] language and certified by a duly qualified official translator in [foreign jurisdiction]].[2] [NOTE: Subject to applicability of the foregoing to the Guarantor, and if so, to Foreign Counsel’s review, comment and modification.]

8.	Under the laws of [foreign jurisdiction], neither the Guarantor nor any of its revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of [foreign jurisdiction] or the United

[6]	Paragraphs 8 through 13 will only be necessary where the Guarantor is a foreign entity.

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States or the State of New York in connection with any suit, action or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment, or execution of a judgment or from any other legal process with respect to its obligations under the Agreement, the Issuing and Paying Agency Agreement or the Guarantee. [NOTE: Subject to applicability of the foregoing to the Guarantor, and if so, to Foreign Counsel’s review, comment and modification.]
9.	The Guarantor is permitted to make all payments under the Agreement, the Issuing and Paying Agency Agreement and the Guarantee (to holders of the Notes that are non-residents of [foreign jurisdiction]), free and clear of and without deduction or withholding for or on account of any taxes or other governmental charges imposed by [foreign jurisdiction]. There is no stamp or documentary tax or other charge imposed by any governmental agency having jurisdiction over the Guarantor in connection with the execution, delivery, issuance, payment, performance, enforcement or introduction into evidence in a court of [foreign jurisdiction] of the Agreement, the Issuing and Paying Agency Agreement, the Notes or the Guarantee. [NOTE: Subject to applicability of the foregoing to the Guarantor, and if so, to Foreign Counsel’s review, comment and modification.]

10.	The choice of New York law to govern the Agreement, the Issuing and Paying Agency Agreement, the Notes and the Guarantee is, under the laws of [foreign jurisdiction], a valid, effective and irrevocable choice of law. [NOTE: Subject to applicability of the foregoing to the Guarantor, and if so, to Foreign Counsel’s review, comment and modification.]

11.	The submission by the Guarantor, in the Agreement and the Guarantee, to the jurisdiction of the courts of the United States District Court and the State of New York located in the Borough of Manhattan is valid and binding upon the Guarantor under the laws of [foreign jurisdiction]. [NOTE: Subject to applicability of the foregoing to the Guarantor, and if so, to Foreign Counsel’s review, comment and modification.]

12.	Any final judgment rendered by any Federal or State court of competent jurisdiction located in the State of New York in an action to enforce the obligations of the Guarantor under the Agreement, the Issuing and Paying Agency Agreement, the Notes or the Guarantee is capable of being enforced in the courts of [foreign jurisdiction]. [NOTE: Subject to applicability of the foregoing to the Guarantor, and if so, to Foreign Counsel’s review, comment and modification.]
     This opinion letter may be delivered to, and is solely for the benefit of, (i) the Issuing and Paying Agent and each holder from time to time of the Notes, in connection with the transactions contemplated by the Agreement and the Issuing and Paying Agency Agreement and (ii) any nationally recognized rating agency, in connection with the rating of the Notes, each of which may, as of the date of this opinion letter, rely on this opinion letter to the same extent as if such opinion was addressed to it. Neither this opinion letter nor any excerpt hereof (nor any reproduction of any of the foregoing) may be furnished to (except in connection with a legal or arbitral proceeding or as may be required by law, and in any such events, as shall be directed and required incident thereto pursuant to duly issued subpoena, writ, order or other legal process), or

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relied upon by, any other person or entity without the prior written consent of this Firm. The opinions expressed herein are as of the date hereof (and not as of any other date) or, to the extent a reference to a certificate or other document is made herein, to such date, and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur which could affect such opinions.
Very truly yours,

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Model Certificate as to Resolutions
[Name of Issuer]
I,                                         , the [Assistant] Secretary of                                         , a                                          corporation (the “Issuer”), do hereby certify, in connection with the issuance and sale of short-term promissory notes under the Commercial Paper Dealer Agreement dated                                         ,                      (the “Agreement”, the terms defined therein being used herein as therein defined) between the Issuer,                      (the “Guarantor”) and                                          (the “Dealer”), that:
1.	The following resolution was duly adopted by the Board of Directors of the Issuer [by unanimous written consent dated , ] [at a meeting thereof duly called and held on , , at which meeting a quorum was present and acting throughout], and such resolution has not been amended, modified or revoked and is in full force and effect on the date hereof:
[RESOLUTION TO COME FROM ISSUER]
2.	Each of the Agreement and the Issuing and Paying Agency Agreement, as executed and delivered by the Issuer, is substantially in the form thereof approved by the Board of Directors and referred to in the resolution set forth in paragraph 1 hereof.
IN WITNESS WHEREOF, I have signed this certificate the                      day of                     ,                     .

[Assistant] Secretary

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Model Certificate as to Resolutions
[Name of Guarantor]
I,                                         , the [Assistant] Secretary of                                         , a                                          corporation (the “Guarantor”), do hereby certify, in connection with the issuance and sale of short-term promissory notes under the Commercial Paper Dealer Agreement dated                                         ,                      (the “Agreement”, the terms defined therein being used herein as therein defined) between the Issuer, the Guarantor and                                          (the “Dealer”), that:
1.	The following resolution was duly adopted by the Board of Directors of the Guarantor [by unanimous written consent dated , ] [at a meeting thereof duly called and held on , , at which meeting a quorum was present and acting throughout], and such resolution has not been amended, modified or revoked and is in full force and effect on the date hereof:
[RESOLUTION TO COME FROM GUARANTOR]
2.	Each of the Agreement, the Guarantee and the Issuing and Paying Agency Agreement, as executed and delivered by the Guarantor, is substantially in the form thereof approved by the Board of Directors and referred to in the resolution set forth in paragraph 1 hereof.
IN WITNESS WHEREOF, I have signed this certificate the                      day of                     ,                     .

[Assistant] Secretary

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